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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

     IPET HOLDINGS, INC. ANNOUNCES INITIAL CASH DISTRIBUTION TO STOCKHOLDERS
                         APPROVED AT $0.09 PER SHARE AND
              SEEKS DECLARATORY RELIEF IN CONNECTION WITH SUBLEASE

SAN RAMON, CA, SEPTEMBER 7, 2001 - IPET HOLDINGS, INC. (OTC:IPETZ), today announced its Board of Directors has approved an initial cash distribution to be paid out of net available assets of $0.09 per share to stockholders of record as of the Company's final record date of January 18, 2001. It is currently anticipated that this initial distribution will be made on or about September 28, 2001.

                        DISSOLUTION DISTRIBUTION SUMMARY:

o A final record date of January 18, 2001 was established by the Company in connection with its filing of a Certificate of Dissolution on that date with the Delaware Secretary of State. At the close of business on this date, the Company closed its stock transfer books and discontinued recording transfers and sales of shares of its capital stock. All liquidating distributions will be made to stockholders according to their holdings of the Company's capital stock as of this final record date.

o An initial cash distribution amount to stockholders of $0.09 per share with an anticipated distribution date of September 28, 2001 has been approved by the Board of Directors.

o The Company will retain a contingency reserve of approximately $5.3 million which it believes will be adequate to meet its legal obligations that may arise during the wind down period, which is expected to be completed in early 2004.

o The Company expects to make subsequent distributions, as appropriate, during the course of the wind down period as non-cash assets are converted to cash and liabilities are settled.

Looking forward, the Company will focus its efforts on winding up its business and affairs, selling and liquidating remaining assets, paying creditors and making distributions to stockholders, all in accordance with the plan of liquidation and dissolution adopted by the Company's stockholders on January 16, 2001. The Company anticipates it will continue to file periodic reports with the Securities and Exchange Commission (SEC) until such time as the SEC may waive such requirements. The timing and amounts of any subsequent distributions to stockholders will be determined by the Company's Board of Directors as the plan of dissolution is executed over the next three years.

There is a contractual dispute concerning the Company's sublease of warehouse space in Union City, California. On August 31, 2001, the Company filed a complaint against its landlord in the Superior Court of California for Alameda County for breach of contract, specific performance and seeking declaratory relief. "Our goal is to be able to settle this matter without further delay and thereby determine what amount of additional funds are available for distribution to the Company's stockholders," explained Richard Couch, the Company's President and Chief Executive Officer who is overseeing the dissolution and winding up of the Company's affairs.

For more information, please view our public filings at the Securities and Exchange Commission Web site at www.sec.gov.


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This press release contains forward-looking information within the meaning of
Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by this section. These forward-looking statements include our strategies, intentions and statements containing the words "believe," "anticipate," "expect," and similar words. No assurance can be given that IPET Holdings will be able to avoid circumstances that might prevent it from making liquidation payments, including litigation or new liabilities that might arise between now and any liquidation payment date. Other important factors include delay and or additional costs associated with compliance or failure to comply with rules and regulations associated with our plans to liquidate a portion of the cash of the company through a distribution to stockholders; amendment, delay in implementation or termination of any plan to wind down IPET Holdings; the liability of IPET Holdings' stockholders for IPET Holdings' liabilities in the event contingent reserves are insufficient to satisfy such liabilities; the transactions we have agreed to, and any winding down of IPET Holdings in the future, may result in payments to stockholders that are substantially lower than the price a stockholder paid for shares of our Common Stock. Further, the stock market has recently experienced record volatility. In general, market prices for Internet-related companies and, in particular, our stock has experienced extreme fluctuations. The matters discussed in this press release involve additional risks and uncertainties described from time to time in our press releases and filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2000, and our quarterly reports on Form 10-Q. We assume no obligation to update the forward-looking information contained in this press release.

INVESTOR CONTACT:

IPET HOLDINGS, INC.
Richard G. Couch
(tel.)   925-807-0126
(fax)    925-807-0135


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